Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 27, 2012 relating to the consolidated financial statements and the related financial statement schedule of iSoftStone Holdings Limited, its subsidiaries and variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

March 1, 2013